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                                                                    EXHIBIT 11.1

                           SYQUEST TECHNOLOGY, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Three months ended December 31,
                                                                  1996               1995
                                                               ------------       -----------
(Loss) before cumulative effect of cumulative preferred
   stock dividends and extraordinary credit                      ($6,814)          ($33,801)

Cumulative preferred stock dividends                                (573)              -

Effect of incremental yield embedded in conversions
   terms                                                          (5,300)              -
                                                               ------------       -----------

Net (loss)                                                      ($12,687)          ($33,801)

Common and common equivalent shares
  outstanding:                                                    14,673             11,324


Net (loss) per share                                              ($0.86)             (2.98)
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